UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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eBay Inc.
(Name of Registrant as Specified in Its Charter)

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On April 1, 2014, eBay Inc. (the "Company") made available the following content at https://bettertogether.ebayinc.com/

Seeking Alpha: eBay And PayPal - A Perfect Combo

eBay Inc. started off as an auction-based marketplace site, but its dynamic management allowed it to continuously evolve so as to create better value for buyers and sellers, writes a Seeking Alpha strategist. It is expected to produce attractive returns for its stockholders in the future. Because of PayPal’s relationship with eBay, PayPal is set up for strong growth, the author notes.

Buzzfeed: What Happens When You Don’t Take Carl Icahn’s Advice

Buzzfeed may be better known for its funny lists and quizzes, but the social news site is also producing its fair share of solid business journalism. In early April, reporter Mariah Summers took on the issue of Carl Icahn vs. eBay Inc., among others, in the article "What Happens When You Don’t Take Carl Icahn’s Advice."
In her story, Summers details the results of many of Mr. Icahn's proxy fights, noting that according to public data compiled by Buzzfeed, companies that have been the subject of his more recent activist campaigns have actually "performed exceedingly well by rejecting his strategic changes and pursuing their own courses of action."
Read the whole article.

On April 1, 2014, the Company sent the following Tweet under the Twitter handle @ebayinc (https://twitter.com/ebayinc)